Exhibit 4.6

CONVERTIBLE LOAN AGREEMENT

BETWEEN

Forward Pharma A/S

AND

BVF Forward Pharma L.P.

DATED 6/8/2014

CONTENTS

1.	Definitions	3
2.	The Facility	5
3.	Drawdown	5
4.	Interest	6
5.	Repayment, prepayment and cancellation	6
6.	Acceleration	7
7.	Conversion	8
8.	Adjustment of conversion terms	9
9.	Costs	11
10.	Enforceability	11
11.	Governing law and arbitration	11
12.	Assignment	12
13.	Signatures	12

CONVERTIBLE LOAN AGREEMENT

ENTERED INTO BETWEEN

Forward Pharma A/S

Østergade 24A, 1

1100 Copenhagen K

Denmark

Company registration no. 28865880

(the “Company”)

AND

BVF Forward Pharma L.P.

900 North Michigan Avenue, Suite 1100

Chicago, Illinois 60611

USA

(the “Lender”)

1.                                                          DEFINITIONS

1.1                                                   In this Convertible Loan Agreement the following words and expressions shall have the following meanings, unless the context otherwise requires:

Advance                                                                                                                       shall mean an advance made by the Lender to the Company under the Facility or the principal amount outstanding from time to time of that advance.

Availability Period                                                                    shall mean the period from the date of this Convertible Loan Agreement and ending at close of 31 December 2016.

Business Day                                                                                               shall mean a day (other than a Saturday or Sunday) on which the banks are open for general banking business in Copenhagen.

Commitment                                                                                               shall mean the amount set out in clause 2.1 to the extent not cancelled or reduced pursuant to the terms of this Convertible Loan Agreement.

Convertible Loan Agreement           Shall mean this convertible loan agreement between the Company and the Lender.

Drawdown Notice                                                                       shall mean a notice from the Company to the Lender pursuant to which the Company is requesting the Lender to disburse an Advance of a specified USD amount under the Facility.

Drawdown Date                                                                                shall mean the date on which an Advance under the Facility is or is to be disbursed.

Facility                                                                                                                                shall mean the facility granted to the Company as set out in clause 2.1 as from time to time cancelled or reduced pursuant to the terms of this Convertible Loan Agreement.

IPO                                                                                                                                                   shall mean an initial public offering of American Depositary Receipts related to the Company’s shares on the NASDAQ Stock Market, New York.

IPO Offer Price                                                                                      shall mean the price at which shares in the Company are subscribed for by the underwriter of the Company immediately prior to the IPO with the addition of any discount granted to the underwriter as a payment of fees pursuant to the underwriting agreement.

Maturity Date                                                                                           shall mean 31 December 2018, or if this is not a Business Day, the immediately preceding Business Day.

Shareholders’ Agreement                                shall mean the amended and restated shareholders’ agreement regarding the Company entered into among the shareholders of the Company and the Lender simultaneously with the execution of this Convertible Loan Agreement.

2.                                                          THE FACILITY

2.1                                                   Subject to the terms and conditions of this Convertible Loan Agreement the Lender makes available to the Company a facility in an aggregate amount of USD 10,000,000.

2.2                                                   The Company may apply all amounts borrowed by it under the Facility at its sole discretion.

3.                                                          DRAWDOWN

3.1                                                   Drawdown of Advances

3.1.1                                         Subject to the terms and conditions of this Convertible Loan Agreement, the Company may draw Advances provided that:

(i)            the Lender shall have received a duly completed and executed Drawdown Notice not later than 10.00 a.m. PST on the twelfth Business Day before the proposed Drawdown Date;

(ii)           the Advance drawn under the Facility shall be (a) denominated in USD, and (b) in the minimum amount of USD 100,000; and

(iii)          the aggregate amount of all Advances may not exceed the Commitment.

3.2                                                   Disbursement of Advances

3.2.1                                        Subject as otherwise provided in this Convertible Loan Agreement, each Advance shall be made available to the Company on the Drawdown Date by paying the same to the following bank account belonging to the Company:

Nordea Bank Danmark

Reg.no. 2994

Account no. 5036 472 172

3.2.2                                         All outstanding amounts drawn under the Facility together with accrued interest will constitute a convertible loan, which shall either be:

(i)                                    repaid in accordance with clauses 5 and 6 below; or

(ii)                                 converted into shares in the Company in accordance with clauses 7 and 8 below.

4.                                                          INTEREST

4.1                                                   Interest shall accrue on each outstanding Advance from time to time at a rate of 10 per cent. Interest shall accrue on the basis of a 360 day year consisting of twelve 30 day months (30/360).

5.                                                          REPAYMENT, PREPAYMENT AND CANCELLATION

5.1                                                   Repayment

5.1.1                                         Until the Maturity Date the Facility is non-terminable on the part of the Lender, see, however, clause 6.

5.1.2                                         All outstanding amounts drawn under the Facility falls due for payment to the Lender on the Maturity Date together with any accrued interest pursuant to clause 5.

5.2                                                   Prepayment

5.2.1                                         The Company does not have the right to prepay any part of an Advance prior to the Maturity Date without the prior written consent of the Lender.

5.3                                                   Cancellation

5.3.1                                         Any undrawn part of the Commitment shall be automatically cancelled at the close of business on the last day of the Availability Period.

6.                                                          ACCELERATION

6.1                                                   Notwithstanding clause 5, all outstanding amounts drawn under the Facility together with accrued interest, shall fall due for immediate payment in the event that:

(i)            The Company is unable to pay its debts/becomes insolvent within the meaning of the Danish Insolvency Act, or if the Company certifies that it is unable to pay its debts as and when they fall due, or the Company enters into or negotiates any compromise arrangements with its creditors (save for arrangements with single creditors regarding extension of time for payment), or if the Company files for suspension of payments.

(ii)           An order be made or a resolution be passed for the winding up of the Company other than for solvent liquidation.

(iii)          A distress or execution be levied or issued against any of the property of the Company and not be satisfied within 14 Business Days.

(iv)          The Company commits a material breach of this Convertible Loan Agreement and fails to remedy such breach within 14 Business Days of written notice from the Lender requiring such breach to be remedied.

(v)           The general meeting of the Company resolves to wind up the Company by way of solvent liquidation, or resolves to merger or demerger the Company, provided that the Lender, within 14 Business Days after the resolution has been adopted, claims repayment.

6.2                                                   If one or more of the events specified in clause 6.1 occurs, then

(i)                                    any obligation of the Lender to make any Advance shall be terminated forthwith; and

(ii)                                 the Commitment shall immediately be cancelled.

7.                                                          CONVERSION

7.1                                                   Upon the occurrence of an IPO on or before 31 December 2014, all outstanding amounts drawn under the Facility together with accrued unpaid interest shall be converted into ordinary shares in the Company, which ordinary shares shall be issued and delivered to the Lender prior to completion of the IPO at a rate, which equals the IPO Offer Price less 15 per cent.

7.2                                                   If an IPO has not been completed on or before 31 December 2014, the Lender is entitled at any time with 10 Business Days prior written notice to the Company (however not by notice received by the Company later than on the Maturity Date, 4.00 p.m. CET), to convert all outstanding amounts drawn under the Facility together with accrued unpaid interest into shares in the Company at a rate of 117,735, i.e. DKK 1,177.35 per share of nominal DKK 1.00. The shares shall belong to a separate share class with a distribution preference as forth in article 5 a. of the articles of association of the Company in relation its current B-shares.

7.3                                                   In the event that the general meeting of the Company resolves to wind up the Company by way of solvent liquidation, or resolves to merge or demerge the Company, the Lender may demand that all outstanding amounts drawn under the Facility together with accrued unpaid interest be converted immediately prior to the final implementation of the resolution pursuant to the terms stated in clause 7.2. The board of directors shall cause a notice of the resolution of the general meeting to be forwarded to the Lender well in advance of the general meeting. In such situation the Lenders must claim conversion within 10 Business Days after receipt of notice of the resolution.

7.4                                                   A conversion shall comprise all outstanding amounts drawn under the Facility together with accrued unpaid interest. In the event that the conversion rate does not correspond to a whole number of shares, the number must be rounded down to the nearest whole number of shares. Any residual amount not so converted is payable in cash at par in connection with the conversion. The DKK/USD foreign exchange rate published at the homepage of the Danish National Bank at the date and time of the conversion shall apply to the conversion.

8.                                                          ADJUSTMENT OF CONVERSION TERMS

8.1                                                   In the event of changes in the capital situation of the Company, the conversion rate must be adjusted according to the circumstances as set out in clause 8.1.1 - 8.1.4 below.

8.1.1                                         In the event that:

(i)            the Company distributes dividend;

(ii)           the share capital of the Company is increased at a price lower than the market price by subscription of shares by existing shareholders pro rata to their holdings of shares in the Company;

(iii)          the Company issues warrants and convertible certificates of debt or the like, whereby shares in the Company can be subscribed for by existing shareholders pro rata to their holdings of shares in the Company at a price lower than the market price at the date of issue;

(iv)          the Company issues any bonus shares to existing shareholders pro rata to their holdings of shares in the Company;

(v)           a share split is carried out in the Company;

(vi)          the share capital of the Company is reduced by the Company’s acquisition of its own shares from existing shareholders pro rata to their holdings of shares in the Company at a price higher than the market price; or

(vii)         the Company merges with another company, and cash amounts or other benefits are paid out to the shareholders of the Company in that connection,

the conversion rate must be reduced (or at the Lender’s discretion: the number of shares to be subscribed for must be increased) to the extent required to compensate the Lender for the event in question (i.e. put the Lender in the same financial position as if conversion had taken place prior to the event in question).

8.1.2                                         In the event that:

(i)            the share capital of the Company is increased at a price higher than the market price by subscription of shares by existing shareholders pro rata to their holdings of shares in the Company;

(ii)           the share capital of the Company is reduced by the Company’s acquisition of its own shares from existing shareholders pro rata to their holdings of shares in the Company at a price lower than the market price; or

(iii)          the share capital of the Company is reduced to cover a loss,

the conversion rate must be increased (or at the Lender’s discretion: the number of shares to be subscribed for must be decreased) to the extent required to adjust for the advantage so obtained by the Lender (i.e. put the Lender in the same financial position as if conversion had taken place prior to the event in question).

8.1.3                                         In the event of changes in the Company of a similar kind and with a similar effect for the Lender as stated in clauses 8.1.1] and 8.1.2, including in case of merger or division, the conversion rate and or number of conversion shares must be adjusted in a corresponding manner. If the share capital of the Company is increased or reduced at the market price, no adjustment of the subscription price and/or number of shares will be made.

8.1.4                                         If one of the events referred to in clauses 8.1.1 to 8.1.3 occurs, the Company shall calculate, and the Lender shall agree to, the adjustment to be made to the conversion rate and/or the number of conversion shares, as applicable, as soon as possible. The Company’s calculation must be made in accordance with recognised principles.

If the calculation presupposes determination of the market value of the Company, such determination must be made on the basis of generally recognised principles.

9.                                                          COSTS

9.1                                                   Costs for the conclusion of this Convertible Loan Agreement and for the eventual conversion, if any, of the outstanding amounts drawn under the Facility together with accrued unpaid interest into shares shall be paid for by the Company, provided however that the amount payable by the Company pursuant to this clause 9.1 shall not exceed USD 10,000, exclusive of VAT, if any.

10.                                                   ENFORCEABILITY

10.1                                            This Convertible Loan Agreement shall be directly enforceable according to the Danish Administration of Justice Act, section 478, without the need of prior court ruling.

11.                                                   GOVERNING LAW AND ARBITRATION

11.1                                            This Convertible Loan Agreement shall be governed by and construed in accordance with Danish law.

11.2                                            Any dispute arising out of or in connection with this Convertible Loan Agreement, its conclusion, performance, construction or termination shall - if such dispute cannot be settled amicably - be decided with final and binding effect by arbitration in accordance with the rules of procedure of the Danish Institute of Arbitration (Copenhagen Arbitration). The arbitral tribunal shall be composed of three arbitrators. Each party shall appoint one arbitrator and the institute shall appoint the chairman of the arbitral tribunal. Where a dispute shall include more than two parties, all three arbitrators shall be appointed by the institute, except otherwise agreed by all parties to such dispute.

11.3                                            The place of arbitration shall be Copenhagen and the language of the arbitration shall be English unless otherwise agreed between the parties. The arbitration, documents relating to the same and the decision of the arbitration shall be kept confidential.

12.                                                  ASSIGNMENT

12.1                                            Neither party may be entitled to assign all or any part of its rights and obligations under this Convertible Loan Agreement. Irrespective hereof, the Lender may transfer and assign its rights and obligations under this Convertible Loan Agreement to the extent that this is or would have been deemed to be permitted under the Shareholders’ Agreement.

13.                                                   SIGNATURES

This Convertible Loan Agreement is signed in two identical copies, one for each of the parties.

[The remainder of this page is intentionally blank]

The Lender
For BVF Forward Pharma L.P.:

/s/ Mark Lampert
By: BVF Partners L.P., General Partner
By: BVF Inc., General Partner
Name: Mark Lampert
Title: President

The Company
For Forward Pharma A/S:

/s/ Florian Schönharting	/s/ Peder Møller Andersen
Name: Florian Schönharting	Name: Peder Møller Andersen
Title: Chairman	Title: Chief Executive Officer

Each of the shareholders of the Company hereby agrees and adheres to the terms and conditions of this Convertible Loan Agreement and confirms its obligation to vote in favour of all general meeting resolutions and any other resolutions and procure each of its elected members of the board of directors of the Company to give effect to this Convertible Loan Agreement, including that each of the shareholders waive any and all pre-emption rights and similar rights which otherwise might prevent the issue of shares anticipated under this Convertible Loan Agreement:

On behalf of Nordic Biotech Opportunity Fund K/S:

/s/ Florian Schönharting
By: Nordic Biotech General Partner ApS
Name: Florian Schönharting
Title: Manager

On behalf of Nordic Biotech K/S:	On behalf of BML Healthcare I, L.P.:

/s/ Florian Schönharting	/s/ Michael Forer
By: Nordic Biotech General Partner ApS	By: Rosetta Capital, acting as Manager
Name: Florian Schönharting	Name: Michael Forer
Title: Manager	Title: Director

On behalf of NB FP investment K/S:	On behalf of NB FP Investment II K/S:

/s/ Florian Schönharting	/s/ Florian Schönharting
By: NB FP Investment General Partner ApS	By: NB FP Investment General Partner ApS
Name: Florian Schönharting	Name: Florian Schönharting
Title: Manager	Title: Manager

On behalf of Morten Priskorn:

/s/ Florian Schönharting
By: NB FP Investment K/S by NB FP Investment General Partner ApS
Name: Florian Schönharting
Title: Manager